Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Formation
Great Southern Homes, Inc.	South Carolina
UHG Services, LLC	South Carolina
Rosewood Communities, Inc.	South Carolina